UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 2, 2005

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SFBC INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	001-16119	59-2407464
(State or other jurisdiction of incorporation)	(Commission File No.) Identification No.)	(IRS Employer

11190 Biscayne Blvd., Miami, Florida 33181

(305) 895-0304

(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02

Non-Reliance on Previously Issued Financial statements or a Related Audit Report or Completed Interim Review.

On November 2, 2005, the Company’s Audit Committee concluded that the financial statements for the periods ended March 31, 2005 and June 30, 2005 should be restated due to a clerical error relating to the recognition of certain revenue in the first quarter at the Company’s wholly-owned subsidiary, PharmaNet, Inc., which was acquired by the Company on December 22, 2004. The financial statements for the nine months ended September 30, 2005 are unaffected as described below.

During the first quarter of 2005, a staff person at PharmaNet made a clerical error by misplacing a decimal point when calculating the percentage of revenue to be recognized under a certain contract in process. This resulted in the Company’s recognition of an additional $609,000 of revenue and pre-tax income during the first quarter. Neither the Chief Executive Officer nor the Chief Financial Officer of PharmaNet was aware of the error. Additionally, SFBC’s management and the Audit Committee were unaware of the error. The correction of the error reduced net income for the three months ended March 31, 2005 and the six months ended June 30, 2005 by $ 460,593. As of the quarter ended September 30, 2005, work on the contract had progressed to the point where the $609,000 in revenue was properly recognizable; resulting in no cumulative impact on revenue or net income for the nine months ended September 30, 2005.

The matters described above were discussed by and among the Company’s management, the Audit Committee of the Board of Directors, and the Company’s Independent Registered Public Accounting Firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFBC INTERNATIONAL, INC.

By:	/s/ ARNOLD HANTMAN
Chief Executive Officer

Date: November 7, 2005

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